Putnam Absolute Return 100 Fund, April 30, 2014, semiannual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 				5,415,154,963	14,207,845
Ravi Akhoury 				5,415,184,975 	14,177,833
Barbara M. Baumann 			5,415,851,291 	13,511,517
Jameson A. Baxter 			5,415,767,570 	13,595,238
Charles B. Curtis 			5,415,854,395 	13,508,413
Robert J. Darretta 			5,416,022,043 	13,340,765
Katinka Domotorffy 			5,415,419,173 	13,943,635
John A. Hill 				5,415,885,634 	13,477,174
Paul L. Joskow 				5,416,010,424 	13,352,384
Kenneth R. Leibler 			5,415,817,292 	13,545,516
Robert E. Patterson 			5,415,985,292 	13,377,516
George Putnam, III 			5,415,959,400 	13,403,408
Robert L. Reynolds 			5,416,108,530 	13,254,278
W. Thomas Stephens 			5,415,918,406 	13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes	Abstentions		Broker
For			against					non-votes
13,083,737		371,863 	343,822 			5,056,606

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
5,234,359,081 	33,570,449		18,267,087			143,166,192

All tabulations are rounded to the nearest whole number.